Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-3 Nos. 333-109365, 333-115248, and 333-109310) of National Rural Utilities Cooperative Finance Corporation and in the related Prospectuses of our report dated July 28, 2004, with respect to the consolidated financial statements of National Rural Utilities Cooperative Finance Corporation for the year ended May 31, 2004, included in this Annual Report (Form 10-K) for the year ended May 31, 2006.

/s/ Ernst & Young LLP

McLean, Virginia
August 21, 2006